Exhibit 1.2

STOCK TRANSFER AGREEMENT

BETWEEN

MARCIE ALLEN AND GRANT NEWSTEDER

AND

GUNTHER GRANT, INC.

This AGREEMENT is made on the 1st day of January 2005, between Marcie Allen and Grant Newsteder, of ISLIP, New York (the “sellers”), and Gunther Grant, Inc., a Delaware Corporation (the “Purchaser”) whose principal place of business is in Islip, New York.

The Sellers own all the shares of Got Chocolates, Inc. (“Got Chocolates”), a New York Corporation, free and clear of all liens and /or encumbrances.

The purchaser is engaged in a business similar to that conducted by Got Chocolates, and desires to acquire all the shares of the Sellers with a view to integrating and combining the operations of Got Chocolates with is own operations.

At least two thirds of the shareholders of the Purchaser have given their approval to the transaction as evidenced by this agreement, at a meeting duly called for that purpose at the offices of the Purchaser on the 21st day of December 2004.

The parties intend that this transaction constitutes a tax-free exchange of Sellers’ stock of Got Chocolates solely in exchange for voting capital stock of Purchaser, in accordance with the provisions of Section 368(a)(1)(B) of the Internal Revenue Code, and all terms contained herein shall be interpreted to effectuate such intent.

It is therefore agreed:

1. Exchange. Immediately after the execution of this agreement, the Sellers shall exchange all of their shares in Got Chocolates, consisting of 100 common shares with a $1.00 par value, duly endorsed and with the necessary transfer stamps affixed, for a total of 18,750,000 common shares with a par value of $0.001 of the Purchaser. The Sellers represent that Grant Newsteder owns 10 of the 100 common shares of Got Chocolates with $1.00 par value which he shall exchange for 1,875,000 common shares with a par value of $0.001 of the Purchaser. The Sellers further represent that Marcie Allen owns 90 of the 100 common shares of Got Chocolates with $1.00 par value which she shall exchange for 16,875,000 common shares with a par value of $0.001 of the Purchaser. This transaction shall be completed in accordance with the provisions of Section 368(a)(1)(b) of the Internal Revenue Code. The common shares of Purchaser delivered to Sellers shall be validly issued, fully paid and nonassessable. In addition, all certificates evidencing the common shares being delivered from Purchaser to Sellers will bear the following legend, as well as any legend required under applicable state securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR “BLUE SKY” LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT AND BLUE SKY LAWS OR AN EXEMPTION THEREFROM IS AVAILABLE AS ESTABLISHED BY A WRITTEN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION.

2. Obligation of Sellers. The Sellers will indemnify and hold the Purchaser harmless from any loss of expense which the Purchaser may sustain by reason of any claim presented against Purchaser as to the validity of the Sellers’ title to the common shares of Got Chocolates transferred to Purchaser.

3. Representations of Seller. The Sellers herby represent and warrant:

(a) The Sellers are the sole owners of and have the sole right to sell all of the issued and outstanding common shares of Got Chocolates. In addition, the Sellers own all of the issued and outstanding common shares of Got Chocolates free and clear of all liens and/or encumbrances.

(b) Got Chocolates is a corporation duly organized and existing under the laws of the State of New York, with the authority to issue 20,000 shares of common stock, with a $1.00 par value, of which 100 shares are issued and outstanding.

4. Representations of Purchaser. The purchaser herby represents and warrants:

(a) Gunther Grant, Inc. is a corporation duly organized and existing under the laws of the State of Delaware, with the authority to issue 25,000,000 shares of common stock having a par value of $0.001 per share.

(b) This transaction has been duly authorized and approved by the Board of Directors of Gunther Grant, Inc.

5. Benefit. This agreement shall be binding upon and shall inure benefit of the parties, the successors and assigns of the Purchaser, and the legal representatives and assigns of the Sellers.

6. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and wholly performed in that jurisdiction.

(b) This agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties.

(c) This agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

Marcie Allen	Grant Newsteder

Gunther Grant, Inc.

By:
Marcie Allen, President

Attest

Grant Newsteder, Secretary